UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2006

Otelco Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32362	52-2126395
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

On August 24, 2006, Otelco Inc. (“Otelco”) entered into an employment agreement with Dennis Andrews, which will remain in effect until terminated by Otelco or Mr. Andrews for any reason or by death or disability. Pursuant to the employment agreement, Mr. Andrews will serve as Senior Vice President of Otelco. Mr. Andrews will receive an annual base salary of $150,000, an annual bonus and medical and other benefits. His bonus is targeted to be 25% of his base salary for the appropriate year.

If Mr. Andrews' employment is terminated without cause, he will be entitled to receive severance benefits consisting of his annual base salary for six months following the date of his termination, and the pro rata portion of the annual bonus he would have received had he been employed by Otelco through the end of the full fiscal year in which the termination occurred. Mr. Andrews’ employment agreement provides that he will be restricted from engaging in competitive activities for six months after the termination of his employment.

The foregoing description of Mr. Andrews' employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Otelco Inc. and Dennis Andrews, dated as of August 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: August 29, 2006
	By:	/s/ Curtis L. Garner, Jr.

Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer